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Maier & Company
Corporate Communications and Investor Relations                     NEWS RELEASE


CONTACT:
               Gary S. Maier
               Maier & Company, Inc.
               (310) 442-9852


            CYTOMEDIX, INC. COMPLETES $2.8 MILLION PRIVATE PLACEMENT

        --COMPANY ON SCHEDULE TO COMMENCE FDA APPROVED CLINICAL TRIALS -

      LITTLE ROCK, ARKANSAS - MARCH 29, 2004 - Cytomedix, Inc. (CYME:OTC.OB) today announced it has completed a private placement of preferred stock and warrants with a leading institutional investor and individual investors, raising $2.8 million in gross proceeds.

      Under the terms of the financing, Cytomedix issued 280 shares of Series C Convertible Preferred Stock with a face value of $10,000 per share. Each share of Series C Convertible Preferred Stock is convertible into 10,000 shares of common stock. The company also issued warrants to investors to purchase 2.8 million shares of common stock at an exercise price of $1.50, with a five-year term. Additional information regarding this transaction will be available through the company's 8-K filing with the Securities and Exchange Commission.

      An affiliate of Ritchie Capital Management, L.L.C. (Ritchie Long/Short Trading, Ltd.) was the institutional investor in the transaction, with the balance raised from accredited high-net worth individual investors. Burnham Hill Partners acted as exclusive placement agent in connection with the transaction.

      "The completion of this round of financing greatly enhances the ability of Cytomedix to commence clinical trials and demonstrate the safety and efficacy of the company's AutoloGel(TM) System," said Mark Cline, president of Cytomedix.

      The commencement of the clinical trials is based upon the U.S. Food and Drug Administration's recent approval of the company's investigational device exemption (IDE) application related to the AutoloGel(TM) System. As previously announced, a randomized, double-blinded controlled study against the standard of care for the treatment of chronic wounds at up to 12 premier sites throughout the United States, with enrollment of approximately 74 patients, is expected to commence in mid-April.

      Cline noted last week's favorable ruling from United States District Court Judge James B. Zagel of the Northern District of Illinois affirming Cytomedix's position regarding the scope of its claims, which relates to the use of

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Cytomedix, Inc.
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platelet-derived therapies for treating wounds and other damaged tissue. The ruling was issued in connection with a pending patent infringement lawsuit initiated by Cytomedix against Little Rock Foot Clinic.


ABOUT BURNHAM HILL PARTNERS

      Burnham Hill Partners, based in New York City, was formed in August 2003 and is a division of Pali Capital, Inc., a NASD registered broker dealer. The professionals at Burnham Hill Partners have extensive experience in providing comprehensive financing and financial advisory services to publicly traded companies with market capitalizations of up to $250 million. Burnham Hill Partners' sector expertise includes telecommunications, network security and software as well as medical devices and life sciences. Additional information on Burnham Hill Partners can be obtained by contacting the firm at: 212-980-2200.


ABOUT CYTOMEDIX

      Cytomedix, Inc. is a biotechnology company specializing in processes and products derived from autologous platelet releasates. The current product offering is AutoloGel(TM), an autologous platelet gel composed of multiple growth factors and fibrin matrix, which is used to treat chronic wounds. Cytomedix is working with healthcare providers to offer an advanced therapy at the point-of-care in multiple settings. Additional information is available at: www.cytomedix.com.

FORWARD LOOKING STATEMENTS

      Statements contained in this press release not relating to historical facts are forward-looking statements that are intended to fall with the safe harbor rule for such statements under the Private Securities Litigation Reform Act of 1995. The information contained in the forward-looking statements is inherently uncertain, and Cytomedix's actual results may differ materially due to a number of factors, many of which are beyond Cytomedix's ability to predict or control, including among others, governmental regulation, acceptance by the medical community and competition. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual events to differ from the forward-looking statements. More information about some of these risks and uncertainties may be found in the reports filed with the Securities and Exchange Commission by Cytomedix, Inc.

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